American Energy Production Inc. Announces Operations Update of Wholly Owned Subsidiary Production Resources Inc.

Thursday December 27, 2:30 pm ET

MINERAL WELLS, TX--(MARKET WIRE)--Dec 27, 2007 -- American Energy Production Inc. (OTC BB:AENP.OB - News) announced today its wholly owned subsidiary Production Resources Inc., (PRI) operations update.

Production Resources Inc. will have gross oil sales of approximately $426,000 at the end of 2007 as compared to $384,000 in 2006. Several factors contributed to this increase in oil sales. Number one is an approximate 10% increase in daily oil production. Number two is obviously the increase in the world price of crude oil. Number three is some new chemical treatments combined with new oil recovery methods that PRI is experimenting with.

Charles Bitters, President of American Energy Production Inc., stated, "We are very pleased Production Resource Inc. is aggressively seeking new ways to make the oil flow faster out of the Olmos Sand formation that covers the 1700 acres PRI has under lease in Medina County, Texas. Management has always maintained that if the Company can determine how to change the viscosity of the heavy oil there are millions of barrels of oil to be produced in the field. Joe Christopher, President of Oil America Group, another wholly owned subsidiary of American Energy Production Inc., and Earl Walker, President of Production Resources Inc., are working on a down hole formation heater that will heat the Olmos formation and change the viscosity of the 22 gravity oil. The new formation heater should be installed in the next few weeks."

Mr. Walker stated, "When American Energy Production Inc. acquired PRI we were selling our oil for $24.00/barrel and now we are selling oil for $75.00 to $84.00 a barrel. The price increase has allowed the Company to institute a plan to remove the old hollow rod pumping technology that many of the oil wells have in the field to produce the oil and begin installing 2 3/8" tubing and sucker rods that will not require as much maintenance on the oil wells and will be more efficient. PRI is reworking ten wells at a time depending on the availability of tubing and sucker rods. The Company believes this oil well reworking and experimenting with several enhanced oil recovery methods should enable PRI to greatly increase oil production in 2008."

Statements contained in this release, which are not historical facts, may be considered "forward-looking statements" and are based on current expectations and the current economic environment. We caution the reader that such forward-looking statements are not guarantees of future performance. Unknown risk, uncertainties, as well as other uncontrollable or unknown factors could cause actual results to materially differ from the result, performance, or expectations expressed or implied by such forward-looking statements.

Contact:

     Contact:
     Charles Bitters
     210-410-8158
     http://www.americanenergyproduction.com
     or
     Oil America Group Inc.
     Joe Christopher
     972-386-0601
     Jchristopher@oilamericagroup.com